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                     [LOGO] BEASLEY BROADCAST GROUP, INC.


News Announcement                            For Immediate Release

CONTACT:
B. Caroline Beasley                          Stewart Lewack, Joseph Jaffoni
Chief Financial Officer                      Jaffoni & Collins Incorporated
Beasley Broadcast Group, Inc.                212/835-8500 or bbgi@jcir.com
941/263-5000

            BEASLEY BROADCAST GROUP RENEGOTIATES ACQUISITION OF SIX
                  RADIO STATIONS FROM CENTENNIAL BROADCASTING

            - Revised Purchase Consideration Totals $113.5 Million -

NAPLES, Florida, LAS VEGAS, Nevada and NEW ORLEANS, Louisiana, December 13, 2000
- Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced revised terms for its proposed acquisition of Centennial Broadcasting's six radio stations in Las Vegas, Nevada and New Orleans, Louisiana pursuant to which Beasley will pay Centennial approximately $113.5 million for KKLZ-FM, KSTJ-FM, and KJUL-FM in Las Vegas, the nation's 39th largest market when ranked by revenue, and for WRNO-FM, KMEZ-FM and WBYU-AM in New Orleans, the 40th largest market when ranked by revenue. Beasley originally announced in June that it intended to purchase the Centennial properties for approximately $138 million. In November, Beasley reported that it would not proceed under the originally announced terms and that the Company and Centennial were in discussions to re-negotiate the agreement.

Beasley Broadcast Group expects the stations will collectively contribute, on a pro forma basis, approximately $16.0 million - $17.0 million in revenues and approximately $5.5 million - $6.0 million in broadcast cash flow (BCF - defined as operating income before depreciation and amortization, corporate general and administrative expenses and equity appreciation rights) to the Company's 2001 results. Additionally, Beasley believes that the six stations will generate additional revenue and BCF growth beyond 2001 as the Company implements operating, sales and programming initiatives. On an actual basis, after giving effect to an anticipated January 31, 2001 closing, the Company expects the acquisition to add $15.0 million - $16.0 million in revenue and $5.5 million - $6.0 million in BCF to its 2001 results.

                                    -more-
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Beasley Broadcast Group, 12/13/00                           page 2

The Company intends to finance the purchase through a combination of working capital and a recently expanded $300 million senior credit facility. Due principally to higher interest expense, the Company expects the acquisition to reduce anticipated after-tax cash flow (defined as net income plus depreciation and amortization, deferred income tax expense - or minus deferred income tax benefit, non-recurring items, equity appreciation rights and other non-cash charges) for 2001 by approximately $0.03.

Consistent with guidance previously given in a November 7, 2000 announcement, the Company still expects to achieve same-station revenue growth of approximately 7-9% in 2001, with the full benefit of the increase expected to be realized in the second half of the year.

Commenting on the transaction, Beasley Chairman and Chief Executive Officer George G. Beasley, stated, "The strategic value proposition behind this purchase is as valid today as it was last June. In acquiring Centennial, we obtain a rare collection of assets that allow us to expand our position in top 100 markets from a position of strength and build strong market clusters where we can apply our proven operating and programming disciplines to enhance financial results. I'm thrilled we could reach better terms with Allen Shaw, and look forward to working with his team at Centennial to fulfill the promise of this combination."

As originally announced and upon consummation of the transaction, Allen Shaw, 57, the President and Chief Executive Officer of Centennial Broadcasting, will join Beasley Broadcast Group as Vice Chairman and Co-Chief Operating Officer. Mr. Shaw previously served as the Chief Operating Officer of Beasley from 1985 to 1990.

The transaction (which has received FCC approval and for which the applicable Hart-Scott-Rodino waiting period has expired) is subject to other customary closing conditions and is expected to close January 31, 2001. Michael J. Bergner of Bergner & Co. was the broker in the transaction.

                                    -more-
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Beasley Broadcast Group, 12/13/00                           page 3

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that upon completion of this and other pending acquisitions will own or operate 44 stations (28 FM and 16 AM) located in eleven large- and mid-size markets in the United States.

This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "intends", "expects," "expected," "anticipates" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the radio broadcast industry generally and, accordingly, the Company's actual performance and results may vary from those stated herein. These statements do not include the potential impact of any acquisitions or dispositions announced or completed after December 13, 2000. The Company undertakes no obligation to update the information contained herein.

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